PRIVILEGED AND CONFIDENTIAL
April 25, 2014
JNL Series Trust
1 Corporate Way
Lansing, Michigan 48951

Re:	Reorganization to Combine Two Series of a Massachusetts Business Trust
Ladies and Gentlemen:
JNL Series Trust, a Massachusetts business trust (“Trust”), on behalf of JNL/Oppenheimer Global Growth Fund (“Acquiring Fund”) and JNL/M&G Global Basics Fund (“Target Fund”), each of which is a segregated portfolio of assets (“series”) thereof,1 has requested our opinion as to certain federal income tax consequences of Acquiring Fund’s proposed acquisition of Target Fund pursuant to a Plan of Reorganization approved and adopted by the Trust’s Board of Trustees (“Board”) at a meeting held on December 16-17, 2013 (“Plan”).2  The Plan contemplates Acquiring Fund’s acquisition of all the assets of Target Fund (“Assets”) in exchange solely for shares in Acquiring Fund (“Acquiring Fund Shares”) and Acquiring Fund’s assumption of all liabilities of Target Fund  (“Liabilities”), followed by Target Fund’s distribution of those Acquiring Fund Shares pro rata to its shareholders in liquidation thereof (all the foregoing transactions being referred to herein collectively as the “Reorganization”).
In rendering this opinion, we have examined (1) the Plan, (2) the Combined Proxy Statement and Prospectus dated February 17, 2014, regarding the Reorganizations that was furnished in connection with the solicitation of voting instructions by the Board, on behalf of Target Fund, for use at a special meeting of Target Fund’s shareholders that was held on March  25, 2014, (3) the related Information Statement dated February 17, 2014, regarding the Reorganizations that was furnished by Jackson National Life Insurance Company (“Jackson National”) and Jackson National Life Insurance Company of New York (each, an “Insurance Company” and together, the “Insurance Companies”) to owners of their variable life insurance policies or variable annuity contracts or certificates who, as of January 31, 2014, had net premiums or contributions allocated to the investment divisions of an Insurance Company’s separate account or accounts that are invested in shares of Target Fund (“Contractholders”), in connection with the solicitation of the Contractholders’ voting instructions, and (4) other documents we have deemed necessary or appropriate for the purposes hereof (collectively, “Documents”).  We have assumed, for purposes hereof, the accuracy and completeness of the information contained in all the Documents.  As to various matters of fact material to this opinion, we have relied, exclusively and without independent verification (with your permission), on the representations and warranties made in letters to us from the Trust dated the date hereof (each, a “Representation”).  We have assumed that any Representation made “to the knowledge and belief” (or similar qualification) of any person or party is, and as of immediately after the close of business (4:00 p.m., Eastern Time) on the date hereof (“Effective Time”) will be, correct without that qualification.  We have also assumed that as to all matters for which a person or entity has represented that such person is not a party to, does not have, or is not aware of any plan, intention, understanding, or agreement, there is and was no such plan, intention, understanding, or agreement.  Finally, we have assumed that the Documents and the Representations present all the material and relevant facts relating to the Reorganizations.
OPINION
Based solely on the facts set forth in the Documents and the assumptions described above, and conditioned on all the Representations’ being true and complete at the Effective Time and the Reorganization’s being consummated in accordance with the Agreement (without the waiver or modification of any terms or conditions thereof and without taking into account any amendment thereof that we have not approved), our opinion is as follows:
(1)  Acquiring Fund’s acquisition of the Assets in exchange solely for Acquiring Fund Shares and its assumption of the Liabilities, followed by Target Fund’s distribution of those shares pro rata to the Shareholders actually or constructively in exchange for their Target Shares and in complete liquidation of Target Fund, will qualify as a “reorganization” (as defined in section 368(a)(1)3), and each Fund will be “a party to a reorganization” (within the meaning of section 368(b));
(2)   Target Fund will recognize no gain or loss on the transfer of the Assets to Acquiring Fund in exchange solely for Acquiring Fund Shares and Acquiring Fund’s assumption of the Liabilities or on the subsequent distribution of those shares to the Target Fund’s shareholders in exchange for their Target shares;
(3)   Acquiring Fund will recognize no gain or loss on its receipt of the Assets in exchange solely for Acquiring Fund Shares and its assumption of the Liabilities;
(4)   Acquiring Fund’s basis in each Asset will be the same as Target Fund’s basis therein immediately before the Reorganization, and Acquiring Fund’s holding period for each Asset will include Target Fund’s holding period therefor (except where Acquiring Fund’s investment activities have the effect of reducing or eliminating an Asset’s holding period);
(5)   A Target Fund shareholder will recognize no gain or loss on the exchange of all its Target Shares solely for Acquiring Fund Shares pursuant to the Reorganization; and
(6)   A Target Fund shareholder’s aggregate basis in the Acquiring Fund Shares it receives in the Reorganization will be the same as the aggregate basis in its Target Fund shares it actually or constructively surrenders in exchange for those Acquiring Fund Shares, and its holding period for those Acquiring Fund Shares will include, in each instance, its holding period for those Target shares, provided the Target shareholder holds those Target Fund shares as capital assets at the Effective Time.
Notwithstanding anything herein to the contrary, we express no opinion as to the effect of the Reorganization on either Fund or any shareholder with respect to any Asset as to which any unrealized gain or loss is required to be recognized for federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) under a mark-to-market system of accounting.
Our opinion is based on, and is conditioned on the continued applicability of, the provisions of the Code and the Regulations, judicial decisions, and rulings and other pronouncements of the Internal Revenue Service (“Service”) in existence on the date hereof.  All the foregoing authorities are subject to change or modification that can be applied retroactively and thus also could affect the conclusions expressed herein; we assume no responsibility to update our opinion after the date hereof with respect to any such change or modification.  Our opinion represents our best judgment regarding how a court would decide the issues addressed herein and is not binding on the Service or any court.  Moreover, our opinion does not provide any assurance that a position taken in reliance thereon will not be challenged by the Service, and although we believe that our opinion would be sustained by a court if challenged, there can be no assurances to that effect.
Our opinion addresses only the specific federal income tax consequences of the Reorganization set forth above and does not address any other federal, or any state, local, or foreign, tax consequences of the Reorganization or any other action (including any taken in connection therewith).  Our opinion also applies only to the extent each Fund is solvent, and we express no opinion about the tax treatment of the Reorganization if either Fund is insolvent.  Finally, our opinion is solely for the addressees’ information and use and may not be relied on for any purpose by any other person without our express written consent.
Very truly yours,

/s/K&L Gates LLP

K&L GATES LLP

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1  Each of Target Fund and Acquiring Fund is sometimes referred to herein as a “Fund.”
2  Each capitalized term that is not defined herein has the meaning ascribed thereto in the Plan.
3  “Section” references are to the Internal Revenue Code of 1986, as amended (“Code”).